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                                                                   EXHIBIT 10.12

                         STRATEGIC PARTNERSHIP AGREEMENT

      THIS STRATEGIC PARTNERSHIP AGREEMENT (this "AGREEMENT"), effective as of June 7, 2005 (the "EFFECTIVE DATE"), is made by and between BRIDGETECH HOLDINGS INTERNATIONAL, INC., a Delaware corporation ("BRIDGETECH"), and MARY CROWLEY MEDICAL RESEARCH CENTER, a Texas non-profit corporation ("CROWLEY"), (Crowley together with Bridgetech, the "PARTIES").

                                   WITNESSETH

      WHEREAS, CROWLEY is in the business of providing support for the exploration of investigational vaccine, gene, and cellular therapies with the goal of expanding treatment options for all cancer patients;

      WHEREAS, BRIDGETECH has established Bridgetech CRO, Inc. ("CRO"), a clinical research organization research operating in the People's Republic of China, Hong Kong and the Republic of China (Taiwan); (together known as "CHINA");

      WHEREAS, the STATE FOOD AND DRUG ADMINISTRATION ("SFDA") is the regulatory authority of the People's Republic of China responsible for, among other things, granting authorization for the consumption, manufacture and distribution of pharmaceutical products in China;

      WHEREAS, the Parties wish to form a strategic partnership in order to facilitate clinical testing of pharmaceuticals for the purpose of receiving SFDA approval on said pharmaceutical products for consumption, manufacture and distribution in China;

      NOW THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows.

1.    The Project.

      1.1 Purpose. The purpose of this Agreement is to set out the basis on which the Parties will:

            (a) agree to handle the referral of prospective pharmaceutical products identified in Appendix A attached hereto, as the same may be amended from time to time by the mutual written agreement of the Parties (the "PRODUCTS") for the CRO in China;

            (b) agree on a royalty structure with regards to the revenue generated by the manufacture and distribution of the Products in China;

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                  (all such activities being referred to collectively as the
                  "PROJECT").

2.    Project Terms.

      2.1 Preferred Relationship. Except to the extent prohibited by applicable law, rules and regulations:

            (a) Within China, the CRO shall be the exclusive provider of clinical research services to Crowley during the Project Term, pursuant to the specific terms and conditions of a CRO contract to be negotiated by the Parties with diligence and in good faith.

            (b) Relative to products comparable in nature, Products referred by Crowley will be afforded the highest priority in terms of scheduling by the CRO during the Project Term.

            (c) The procedures and protocols provided by Crowley to the CRO for conducting clinical hereunder shall not be used by the CRO to conduct any clinical trials in China for any party other than Crowley, except to the extent that Bridgetech can demonstrate by written evidence that specific procedures or protocols are already matters of general knowledge and practice within the healthcare industry.

      By way of illustration and not by way of limitation, it is the expectation of Crowley that the CRO will provide clinical pricing to Crowley according to the following template:

      Level 1 Clinical trials - (Oral medication, non toxic) = $250/case/month

      Level 2 Clinical trials - ( IV or Injection, moderate toxicity) =
              $500/case/month

      Level 3 Clinical trials - (Viral Therapies, Immune Therapies,
              BioTherapeutics) = $1000/case/month

      Costs for trials extending past 90 days to be negotiated on a case-by-case basis.

      2.2 Oversight. For the Products referred to the CRO by Crowley, Crowley will have the right to oversee certain processes and procedures, relative to work done with the Products, as may be deemed necessary to ensure adherence to Crowley's standards. The Parties agree that such processes and procedures, and the oversight rights of Crowley with respect thereto, shall be agreed upon in writing within 30 days of the Effective Date and shall be attached hereto as Appendix B.

      2.3 Royalties. The Parties agree to the following with regards to royalties:

      (a) For Products Crowley refers to the CRO in which Bridgetech has distribution rights in China:

            (i) if the Parties agree that the cost of getting the Product through the SFDA approval process is to be borne by Crowley, then Bridgetech shall

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            pay a royalty to Crowley of 40% of all revenues received by
            Bridgetech on the sale of the Product in China;

            (ii) if the Parties agree that the cost of getting the Product through the SFDA approval process is not to be borne by Crowley, then Bridgetech shall pay a royalty to Crowley of 15% of all revenues received by Bridgetech on the sale of the Product in China; and

            (iii) if the Parties are not able to agree on who is to bear the cost of getting the Product through the SFDA approval process, then the Parties shall bear such cost in equal shares, and Bridgetech shall pay a royalty to Crowley of 27.5% of all revenues received by Bridgetech on the sale of the Product in China.

      2.4 Financial Reports and Payments. Bridgetech shall account to Crowley quarterly, within 30 days of the end of each calendar quarter, by providing a statement detailing all information necessary to calculate the royalties then due to Crowley, together with the payment of any amounts then due. Sales in foreign currencies shall be converted into U.S. dollars on the last day of the calendar quarter in which such sales occurred.

      2.5 Records; Audits. Bridgetech shall maintain, and shall cause its affiliates, contract manufacturers and other agents to maintain all records necessary to comply with all applicable laws relating to the manufacture, filling, packaging, storage and shipment of Products. Bridgetech shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of royalties or other amounts due pursuant to this Agreement. Bridgetech shall maintain such records and books of account for a period of not less than three years following the year to which the records pertain. Upon not less than 10 days written notice from Crowley, from time to time Bridgetech shall allow Crowley or its agent to inspect and copy such records and books of account, during reasonable business hours, on reasonable advance notice, but in any not more than once per year. In the event of underpayment by Bridgetech, Bridgetech shall promptly pay Crowley all amounts underpaid, together with interest due on such underpaid amounts at an interest rate equal to the then existing prime lending rate as published in The Wall Street Journal, or if less, the maximum interest rate permitted under applicable law, from the payment due date until the actual date of payment. The cost of such audit shall be borne by Crowley, unless such audit reveals a discrepancy of greater than ten percent (10%) of the total amount determined to be actually due, in which case Bridgetech shall bear such cost.

3.    Term and Termination.

      3.1 Term. Unless earlier terminated in accordance with the terms hereof, this Agreement will have an initial term of 10 years (the "PROJECT TERM"), at the end of which time the Project Term shall automatically be extended for additional consecutive one-year terms (all such renewal terms shall be considered part of the "Project Term"), unless either Party notifies the other no later than 60 days before

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            the end of the then-current Project Term that it does not wish to extend the Project Term.

      3.2 Termination Without Cause. If at least one clinical trial has not been initiated under this Agreement on or before the first anniversary of the Effective Date, then either Party may terminate this Agreement, without any further liability or obligation to the other Party, by giving the other Party at least 30 days written notice of such termination.

      3.3 Termination For Cause. If there occurs a material breach by either Party of any representation, warranty, covenant, obligation or other provision of this Agreement and such Party fail to cure such breach within 30 days after being given written notice thereof by the other Party, then the non-breaching Party may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other Party, and such termination shall be effective as of the date specified in such notice.

4.    Representations and Warranties.

      4.1 Representations and warranties of the Parties The Parties hereby represent and warrant as follows:

            (a) Status. Bridgetech is a corporation validly existing and in good standing under the laws of the State of Delaware, U.S.A. Bridgetech has all necessary legal power and authority to enter into this Agreement.

            (b) Status. Crowley is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Texas, U.S.A. Crowley has all necessary legal power and authority to enter into this Agreement.

            (c) Authorization, etc. The execution, delivery and performance by the Parties of this Agreement has been authorized by all necessary action on the part of such entity and its stockholders, as the case may be, and does not and will not

                  (i) violate the organizational documents of the Parties or any applicable law, or

                  (ii) contravene, conflict with, or result in a default under any order or judgment of any court or other governmental authority or any agreement to which the Parties may be bound.

            (d) Enforceability. Its obligations and the obligations of the Parties under this Agreement and any other agreement entered into by such entity in

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                  connection with this Agreement or the Project are and will be the legal, valid, and binding obligation of the Parties, enforceable against such entity in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors' rights generally and subject as to enforceability, to equitable principle of general application regardless of whether enforcement is sought in a proceeding in equity or at law.

            (e) Litigation. There are no suits, proceedings, judgments, rulings or orders by or before any governmental authority, court or arbitrator or any pending or threatened action or proceeding affecting the Parties before any governmental authority, court or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of the Parties or the ability of the Parties to perform their respective obligations under this Agreement or any other agreement entered into by such entity in connection with this Agreement or the Project, or which purports to affect the legality, validity or enforceability of this Agreement or any other such agreement.

5.    Confidential Information.

      5.1 Definition. For purposes of this Agreement "CONFIDENTIAL INFORMATION" means information provided by a Party to this Agreement (the "DISCLOSING PARTY") to any other Party to this Agreement (the "RESTRICTED PARTY") in connection with the transactions and relationships contemplated by the Project, including but not limited to:

            (a) any data or information that is not generally known to the public, including, but not limited to, products, planning information, marketing strategies, plans, finance operations, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Disclosing Party and, services and products provided to or obtained from, the terms of related contracts with, and the identities of any other identifying information regarding the customers, clients and suppliers of the Disclosing Party;

            (b) any scientific or technical information, design, process, procedure, formula, or improvement that is valuable and secret in the sense that it derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use;

            (c) all confidential or proprietary concepts, documentation, reports, data (including magnetic tapes), specifications, web sites, screen formats, computer software, source code, object code, flow charts, databases, inventions, systems, system security features, system enhancements,

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                  information, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

            (d) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing;

            (e) any other information that a Disclosing Party treats as confidential information provided by an affiliate or other third party; and

            (f) any information derived from any of the foregoing that is treated as confidential.

      5.2 Obligations. Confidential Information belongs to and shall remain the property of the Disclosing Party, who shall retain ownership and control of its Confidential Information. All Confidential Information disclosed or submitted, either orally or in writing (including without limitation by electronic means) or through observation, by the Disclosing Party to the Restricted Party hereunder shall be received and maintained by the Restricted Party in strict confidence, shall not be used for any purpose other than the purposes expressly permitted by this Agreement and shall not be disclosed to any third party other than the Restricted Party's directors, officers, employees, agents, consultants and representatives that have a need to know such Confidential Information to achieve the purposes of this Agreement, provided that such Party shall ensure that it and its recipients to whom disclosure is to be made are bound by, and take commercially reasonable efforts to ensure compliance with, the confidentiality terms hereof. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

      5.3 Authorized Disclosure. Each Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to any governmental authority in connection with this Agreement or in filing or prosecuting patent applications contemplated under this Agreement, prosecuting or defending litigation, complying with applicable laws or for the purposes expressly permitted by this Agreement; provided that in the event of any such disclosure of the Disclosing Party's Confidential Information by the Restricted Party, the Restricted Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 5, and will use its commercially reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

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      5.4   Return of Confidential Information. The Restricted Party shall keep
            Confidential Information belonging to the Disclosing Party in appropriately secure locations. Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Restricted Party and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Restricted Party; provided however that a party may retain one copy of any Confidential Information in an appropriately secure location, which by applicable laws it must retain, for so long as such applicable laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with applicable laws or this Section.

6.    Press Release and Announcements.

            The Parties that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that either Party may, after consultation with counsel, make announcements that such Party reasonably may determine are necessary to comply with applicable law. Crowley acknowledges and agrees that Bridgetech may be required to announce the terms of this Agreement and make publicly available this Agreement and that no breach shall be deemed to result therefrom. Notwithstanding the foregoing, the Parties cooperate to prepare a joint press release to be issued in connection with the execution of this Agreement. The Parties further agree that each shall have the right to display the others logo on their respective websites.

7.    Indemnification.

      7.1 Indemnification. Each Party (the "INDEMNIFYING PARTY") will defend, indemnify, and hold the other Party, it officers, directors, shareholders, employees, agents and representatives, and each of its and their successors and permitted assigns (the "INDEMNIFIED PARTIES"), harmless from and against any and all liabilities, judgments, losses, actual damages, costs, and expenses (including without limitation reasonable attorneys' and experts' fees) which any or all of them may hereafter incur themselves or pay out to another by reason of any claim, suit, or proceeding brought by a third party, at law or in equity, that arises out of or relates to
            (i) a material breach of any representation, warranty, covenant, obligation or other provision of this Agreement by the Indemnifying Party, or (ii) any negligence or willful misconduct of the Indemnifying Party, except to the extent caused by the gross negligence or willful misconduct of an Indemnified Party.

      7.2 Exclusion of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

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            HEREUNDER, EVEN IF THE PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF
            SUCH DAMAGES.

8.    Miscellaneous.

      8.1 Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

      8.2 Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, not to be unreasonably delayed or withheld, and any purported such assignment without such consent shall be void. For purposes of this Section 8.2, a merger involving a Party shall be deemed to result in an assignment of this Agreement to the surviving entity in the merger, regardless of whether the Party is the surviving entity or merging entity to such merger.

      8.3   Notices And Other Communications.

            (a)   Each notice, communication and delivery under this Agreement
                  (i) shall be made in writing signed by the Party making the same, (ii) shall specify the Section of this Agreement pursuant to which it is given, (iii) shall be given either in person or by telecopier, effective upon such delivery or the confirmed transmission and (iv) if not given in person, shall be sent to the applicable Party at the address set forth below (or at such other address as the applicable Party may furnish to the other Party pursuant to this subsection) by international courier delivery service, effective upon the second business day after such notice is deposited, delivery charges pre-paid, with such international courier delivery service. Each Party's notice information is as follows:

            BRIDGETECH:       Bridgetech Holdings International, Inc.
                              777 S. Highway 101, Suite 215
                              Solana Beach, California 92075
                              Attn: Thomas C. Kuhn III
                              Phone: 619-342-7440
                              Fax: 619-342-7497

                              With a copy to:

                              Sutherland Asbill & Brennan LLP
                              999 Peachtree Street, NE
                              Atlanta, Georgia 30309
                              Attn: B. Knox Dobbins
                              Phone: 404-853-8053
                              Fax: 404-853-8806

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            CROWLEY:          Mary Crowley Medical Research Center
                              3535 Worth Street
                              Collins Building, Suite 302
                              Dallas, Texas 57246
                              Attn: David Shanahan
                              Phone:  214-220-4303
                              Fax:  214-220-4318

      8.4 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be contrary to any applicable law or regulation or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent of this Agreement taken as a whole, shall be enforced to the fullest extent permitted by applicable law and regulation.

      8.5 Governing Law. The Project Documents will be governed by the laws of Delaware except as specifically provided in such documents, without regard to principles of conflict of laws.

      8.6 Independent Contractors. The Parties are independent contractors and neither Party shall be deemed to be, nor entitled to the benefits of, an employee, joint venturer, or partner of the other Party. Neither Party is authorized or empowered to act as agent for, or to direct or control the day-to-day activities of the other Party for any purpose and shall not on behalf of the other Party enter into any contract, warranty, or representation as to any matter.

      8.7 Modification; Waiver. This Agreement may not be modified or amended except by a document signed by both Parties hereto. No failure of either Party to exercise and no delay in exercising any right or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or further exercise of such right or the exercise of any other right hereunder.

      8.8 Entire Agreement. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. As of the Effective Date, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. The headings are for the convenience of the Parties and have no legal or interpretive significance whatsoever.

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      8.9   Additional Actions and Documents. Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use its best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether at or after the execution of this Agreement.

      8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                       (Signatures on the following page)

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IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused it to be executed by their duly authorized officers or agents all as of the day and year first above written.

                                         BRIDGETECH HOLDINGS
                                         INTERNATIONAL, INC.

                                         By:    /s/ Thomas C. Kuhn III
                                                ----------------------------
                                         Name:  Thomas C. Kuhn III
                                         Title: EVP & CFO

                                         MARY CROWLEY MEDICAL RESEARCH
                                         CENTER

                                         By:    /s/ David Shanahan
                                                ----------------------------
                                         Name:  David Shanahan
                                         Title: President

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